UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2017

BBX CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Florida	001-09071	59-2022148
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-940-4900

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.[ ]

Item 1.01	Entry into a Material Definitive Agreement.

On November 16, 2017,  Bluegreen Vacations Corporation (“Bluegreen Vacations”), a wholly owned subsidiary of BBX Capital Corporation (the “Company”) at the time, and Woodbridge Holdings, LLC (“Woodbridge”), the Company’s wholly owned subsidiary through which it holds its interest in Bluegreen Vacations, entered into an Underwriting Agreement (the “Underwriting Agreement”) with Stifel, Nicolaus & Company, Incorporated and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named in Schedule I thereto (the “Underwriters”). The Underwriting Agreement was entered into in connection with the previously announced initial public offering of Bluegreen Vacations’ common stock (the “Offering”) pursuant to a prospectus dated November 16, 2017 that forms a part of the Registration Statement on Form S-1 (File No. 333-221062) filed by Bluegreen Vacations with the U.S. Securities and Exchange Commission.  Pursuant to the Underwriting Agreement, (i) Bluegreen Vacations agreed to issue and sell to the Underwriters 3,736,723 shares of its common stock (the “Primary Shares”) and (ii) Woodbridge, as a selling shareholder, agreed to offer and sell to the Underwriters 2,761,925 shares of Bluegreen Vacations’ common stock (the “Selling Shareholder Shares” and, collectively with the Primary Shares, the “Firm Shares”), in each case, at the initial public offering price of $14.00 per share less underwriting discounts and commissions.   The purchase and sale of the Firm Shares was closed on November 21, 2017. Bluegreen Vacations’ net proceeds from the sale of the Primary Shares are estimated to be approximately $47.2 million, after deducting underwriting discounts and commissions and estimated offering expenses. Woodbridge’s net proceeds from the sale of the Selling Shareholder Shares are estimated to be approximately $36.0 million, after deducting underwriting discounts and commissions. Bluegreen Vacations did not receive any proceeds from the sale of shares by Woodbridge.

In addition, Woodbridge has granted the Underwriters a 30-day option to purchase up to an additional 974,797 shares of Bluegreen Vacations’ common stock at the initial public offering price less underwriting discounts and commissions.  There is no assurance that the Underwriters will exercise this option in full or at all.

The foregoing description of the Underwriting Agreement is a summary only and is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and is incorporated herein by reference. The Underwriting Agreement contains, among other terms and conditions, customary representations, warranties and agreements by the parties and indemnification obligations of the parties. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, and may be subject to limitations agreed upon by the parties.

On November 21, 2017, BBX Capital and Bluegreen Vacations issued a joint press release announcing the closing of the Offering. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 1.1Underwriting Agreement, dated November 16, 2017, by and between Bluegreen Vacations Corporation, Woodbridge Holdings, LLC, and Stifel, Nicolaus & Company, Incorporated and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named in Schedule I thereto

Exhibit 99.1Press release dated November 21, 2017

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 21, 2017

BBX Capital Corporation

By: /s/ Raymond S. Lopez
Raymond S. Lopez
Executive Vice President and Chief Financial Officer